Exhibit 23b.
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in registration statements on Form S-8 (No. 333-41668, No. 333-74554, and No. 124682 (as amended)) and on Form S-3 (No. 333-116747 (as amended)) of Trinsic, Inc. of our report dated March 31, 2006, relating to our audit of the consolidated financial statements of Trinsic, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2005. Our report dated March 31, 2006 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.
/s/ Carr, Riggs & Ingram, LLC
Montgomery, Alabama
March 31, 2006

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